USA Zhimingde International Group Corporation 8-K
Exhibit 16.1

July 11, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by USA Zhimingde International Group Corporation under Item 4.01 of its Form 8-K dated July 7, 2013.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of USA Zhimingde International Group Corporation contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp